Exhibit 5.7

Blue Cross Centre
South Tower, Suite 400
644 Main Street
PO Box 1368 Moncton NB Canada E1C 1E2 Tel 506.857.8970 | Fax 506.857.4095

Our File: O-656

September 2, 2014

Sercel Canada Ltd.

1108 – 55 Avenue NE

Calgary, AB T2E 6Y4

Dear Sirs:

Sercel Canada Ltd. (the “Guarantor”) Guarantee (the “Guarantee”) of U.S. $500,000,000 6.875% Senior Notes due 2022 (the “Notes”) of CGG (the “Issuer”)

We have acted as special New Brunswick counsel to the Guarantor for the purposes of giving the opinions set forth herein in connection with the registration of the Notes and the Guarantee under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer to exchange the Notes and the Guarantee for U.S. $500,000,000 aggregate principal amount of 6.875% Senior Notes due 2022 (the “Original Notes”), which were originally issued on May 1, 2014, and the Guarantor’s guarantee thereof (the “Original Guarantee”).

All capitalized terms used in this opinion letter, unless otherwise defined in this opinion letter, shall have the meanings specified in an indenture dated as of May 1, 2014 (the “Indenture”) between the Issuer, the guarantors party thereto and The Bank of New York Mellon, as Trustee. The Guarantor acceded to the Indenture pursuant to a supplemental indenture dated as of June 24, 2014 (the “Supplemental Indenture”) between the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee.

A.	DOCUMENTATION

As such counsel, we have examined each of the following:

(a)	the executed Supplemental Indenture;

(b)	the Guarantee; and

(c)	the Indenture.

All of the above documents are collectively referred to in this opinion letter as the “Documents”.

MCINNES COOPER	Page 2 O-656 September 2, 2014

B.	JURISDICTION

We are solicitors qualified to practise law in the Province of New Brunswick and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of New Brunswick and the federal laws of Canada applicable in the Province of New Brunswick (“Applicable Law”).

C.	SCOPE OF EXAMINATIONS

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

D.	ASSUMPTIONS AND RELIANCES

In expressing the opinion in paragraph E.1, we have relied upon a certificate in respect of the Guarantor issued by the Director under the Business Corporations Act (New Brunswick), dated August 29, 2014, a copy of which has been delivered to you, and we have assumed that the matters set out in such certificate have not changed from the date of such certificate until the date hereof.

To the extent that the opinions expressed in this opinion letter are based on factual matters, we have relied on the certificate of Kenneth O. Fitts, the Secretary of the Guarantor (the “Officer’s Certificate”), a copy of which has been provided to us.

For purposes of the opinions expressed in this letter, we have assumed:

(a)

the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted; and

(c)	that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificate are true.

E.	OPINIONS

On the basis of the foregoing, we are of the opinion that:

1.	The Guarantor is a corporation duly organized and validly existing under the laws of the Province of New Brunswick.

2.	The Guarantor has all necessary corporate power and capacity to enter into and perform its obligations under the Supplemental Indenture, the Indenture and the Guarantee.

MCINNES COOPER	Page 3 O-656 September 2, 2014

3.	The issue, execution and delivery by the Guarantor of the Guarantee in exchange for the Original Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

4.	The Supplemental Indenture has been duly authorized, executed and delivered by the Guarantor under the laws of the Province of New Brunswick.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and the Guarantee. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ McInnes Cooper